EXHIBIT  99.1

99  CENTS  ONLY  STORES(R) ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER.

     CITY OF COMMERCE, CA - December 17, 2004 - 99 Cents Only Stores(R) (NYSE:NDN) reports it has hired James Ritter as Executive Vice President and Chief Financial Officer. Mr. Ritter started on December 16, 2004.
     Mr. Ritter previously was the Executive Vice President-Chief Financial Officer and Chief Administrative Officer of Bristol Farms, an upscale full-service supermarket chain based in Los Angeles, which was recently sold to Albertson's. He has over 25 years experience in retailing and has held senior financial positions with Fedco, The Children's Place Retail Stores, Inc., Motherhood Maternity Shops and Federated Department Stores, Inc. Prior to his experience in the retail industry, Mr. Ritter was a certified public accountant with KPMG. He also served as a combat infantry company commander with the Marine Corps in Vietnam.
     Eric Schiffer, President said, "We are excited to report that an executive of Jim's caliber has joined us as Chief Financial Officer. Jim will oversee all of 99 Cents Only Stores' financial and accounting functions as well as Strategic Planning. His extensive retail background will be highly valuable and he will be instrumental in helping 99 Cents Only Stores grow while maintaining a solid financial structure."
     The Company's incumbent Chief Financial Officer, Andrew Farina, has moved to the new position of Corporate Treasurer.
     "Andy Farina played a significant role in building 99 Cents Only Stores into an industry leading retail chain in the single-price point category," Schiffer said. "In addition to his role as Corporate Treasurer, Andy will serve as a resource for special projects as we continue to grow and will be available to assist Mr. Ritter in an orderly transition."
     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 220 retail stores in California, Texas, Arizona and Nevada and a wholesale division, Bargain Wholesale. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the Company to identify and obtain leases for new stores, the ability of the Company to acquire inventory at favorable costs and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Eric Schiffer, President, 323/980-8145